Exhibit 99.1

Item 6.	Selected Financial Data

The data set forth below should be read in conjunction with “Part I. Preliminary Notes-Presentation of Financial, Market and Legal Data,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto.

The results for 2007 include a $2.3 million ($0.7 million, net of tax) discontinued operations gain for purchase price adjustments related to our cathodes sale that occurred in December 2006. The results for 2007 also include a $1.5 million overstatement of income tax expense from continuing operations related to the correction of our invalid “check the box” tax election made for our Swiss entity in 2004. Please refer to the “Quarterly Selected Financial Data” in this Item for further details of the prior period errors.

	Year Ended December 31,
	2004	2005	2006	2007	2008
	(Dollars in thousands)

Statement of Operations Data:
Net sales	$742,255	$773,028	$855,433	$1,004,818	$1,190,238
Income (loss) from continuing operations (a)	11,490	(111,758)	35,437	148,673	200,515

Basic earnings per common share:
Income (loss) from continuing operations	$0.12	$(1.14)	$0.36	$1.48	$1.80
Income (loss) from discontinued operations (b)	—	(0.05)	0.50	(0.02)	—

Net income (loss)	$0.12	$(1.19)	$0.86	$1.46	$1.80

Weighted average common shares outstanding (in thousands)	96,548	97,689	97,965	100,468	111,447

Diluted earnings per common share:
Income (loss) from continuing operations	$0.12	$(1.14)	$0.36	$1.39	$1.74
Income (loss) from discontinued operations (b)	—	(0.05)	0.50	(0.02)	—

Net income (loss)	$0.12	$(1.19)	$0.86	$1.37	$1.74

Weighted average common shares outstanding (in thousands)	98,149	97,689	98,582	116,343	119,039

Balance sheet data (at period end):
Total assets	$1,066,715	$901,143	$918,040	$875,878	$943,129
Other long-term obligations (c)	149,462	107,704	103,408	94,010	118,272
Total long-term debt	624,652	663,489	631,108	399,586	50,557

Other financial data:
Net cash provided by (used in) operating activities	$(132,266)	$7,989	$64,181	$130,772	$248,636
Net cash provided by (used in) investing activities	(56,310)	(60,381)	118,538	(26,525)	(209,858)
Net cash provided by (used in) financing activities	176,606	36,184	(39,568)	(199,726)	(80,215)

(a)	For 2004, includes a restructuring benefit of $0.5 million, pertaining primarily to a net benefit associated with the closure of our graphite electrode manufacturing operations in Caserta, Italy, offset by severance programs and related benefits associated with the closure of our advanced graphite machining operations in Sheffield, United Kingdom and changes in estimates related to U.S. voluntary and selective severance programs.

For 2005, includes a restructuring charge of $9.7 million, pertaining primarily to a $6.1 million charge associated with the rationalization of our graphite electrode facilities, including those in Brazil, France, and Russia, a $3.2 million charge associated with the closure of our graphite electrode manufacturing operations at Caserta, Italy, a $0.5 million charge primarily associated with the relocation of our corporate headquarters from Wilmington, Delaware to Parma, Ohio, an $0.8 million charge associated with the phase out of our graphite electrode machining operations in Clarksville, Tennessee and a $0.4 million charge associated with the closure of our advanced graphite machining operations in Sheffield, United Kingdom, offset by a $1.3 million benefit associated with a change in estimate pertaining to the closure of certain graphite electrode manufacturing operations. For 2005, includes a $2.9 million charge related to the impairment of our long-lived carbon electrode fixed assets in Columbia, Tennessee.

Provision for income taxes in 2005 was a charge of $150.2 million primarily due to a charge resulting from a net change in the total valuation allowance for 2005 of $137.9 million. During the 2005 year end financial accounting closing process, we determined that the timing of when we will generate sufficient U.S. taxable income to realize our U.S. deferred tax assets became less certain; therefore, we recorded valuation allowances.

For 2006, includes a restructuring charge of $10.0 million, pertaining primarily to charges associated with the rationalization of our graphite electrode facilities, including those in France and the United States, a $1.8 million charge associated with the closure of our graphite electrodes manufacturing operations in Caserta, Italy, a $1.4 million charge primarily associated with the relocation of our corporate headquarters from Wilmington, Delaware to Parma, Ohio and a $2.7 million charge associated with severance and other costs related to the shutdown of our carbon electrode production operations in Columbia, Tennessee.

For 2006, includes a $6.6 million impairment charge related to the abandonment of capitalized costs related to our enterprise resource planning system, caused by indefinite delays in the implementation of remaining facilities, a $1.4 million impairment charge related to the write-down of long-lived assets in our former Etoy, Switzerland facility, as the estimated fair value less selling costs exceeded book value, a $0.8 million loss related to the abandonment of certain long-lived assets associated with the accelerated closing of our carbon electrode facility in Columbia, Tennessee, and a $1.7 million loss for the abandonment of certain fixed assets related to our graphite electrode operations.

For 2006, includes a $2.5 million charge related to the settlement of three foreign customer lawsuits associated with anti-trust lawsuits and related items.

For 2006, includes a charge related to our incentive compensation program amounting to $23.3 million.

For 2007, includes a restructuring charge of $1.4 million, pertaining primarily to a $0.7 million charge associated with the phase out of our graphite electrode machining and warehousing operations in Clarksville, Tennessee and a $0.5 million charge related to changes in estimates of the timing and amounts of severance and related payments to certain employees in Caserta, Italy.

For 2007, includes a charge related to our incentive compensation program amounting to $23.5 million.

For 2007, includes a $13.0 million loss on extinguishment of debt for the Senior Notes. Also includes a $23.7 million gain from the sale of our Caserta, Italy facility and a $1.3 million gain from the sale of our Vyazma, Russia facility.

For 2007, we incurred a $4.4 million charge related to the settlement of our pension obligations in South Africa.

For 2008, includes a $6.8 million loss on extinguishment of debt for the Senior Notes and a $4.1 million gain on derecognition of debt for the Debentures. Also includes a $9.0 million charge related to the Make-Whole provision in connection with the derecognition of the Debentures.

For 2008, we incurred a $36.2 million write down, net of our equity in earnings, related to our investment in a non-consolidated affiliate.

For 2008, includes a charge related to our incentive compensation program amounting to $22.1 million.

(b)	Income (loss) from discontinued operations is comprised of the cathode business.
(c)	Represents liabilities in connection with antitrust investigations and related lawsuits and claims, pension and post-retirement benefits and related costs and miscellaneous other long-term obligations.

Quarterly Data:

The following quarterly selected consolidated financial data have been derived from the Consolidated Financial Statements for the periods indicated which have not been audited. The selected quarterly consolidated financial data set forth below should be read in conjunction with “Part I. Preliminary Notes–Presentation of Financial, Market and Legal Data,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per share data)

2008
Net sales	$290,002	$319,538	$315,748	$264,950
Gross profit	108,101	114,350	113,953	97,381
Net income (a)	36,684	45,857	83,400	34,575

Basic earnings per common share	$0.36	$0.43	$0.70	$0.29

Diluted earnings per common share	$0.34	$0.41	$0.70	$0.29

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per share data)

2007
Net sales	$228,231	$255,889	$251,268	$269,430
Gross profit	75,288	92,700	78,541	80,782
Income (loss) from continuing operations	16,611	63,137	31,535	37,390
Income (loss) from discontinued operations	(3,117)	—	—	685

Basic earnings per common share:
Income (loss) per share from continuing operations	$0.17	$0.63	$0.31	$0.37
Income (loss) per share from discontinued operations	(0.03)	—	—	0.01

Diluted earnings per common share:
Income (loss) per share from continuing operations	$0.17	$0.57	$0.30	$0.34
Income (loss) per share from discontinued operations	(0.03)	—	—	0.01

(a)	The 2008 first quarter includes a $4.7 million loss on the extinguishment of Senior Notes.

The 2008 second quarter includes a $4.1 million gain on derecognition of debt for the Debentures and a $9.0 million charge for the make-whole payment made in connection with the derecognition of the Debentures.

The 2008 third quarter includes a $2.0 million loss on the extinguishment of Senior Notes.

The 2008 fourth quarter includes a $36.2 million write down, net of our equity in earnings, related to our investment in a non-consolidated affiliate. Also includes a $2.1 million increase to our severance reserve.

The 2007 first quarter includes a $0.9 million restructuring charge, primarily pertaining to severance and related costs associated with our former Etoy, Switzerland and Clarksville, Tennessee facilities and a $7.5 million loss on extinguishment of the Senior Notes.

The 2007 second quarter includes a $2.8 million loss on extinguishment of Senior Notes, and a $23.7 million gain from the sale of our Caserta, Italy facility.

The 2007 third quarter includes a $2.8 million loss on the extinguishment of Senior Notes, and a $1.3 million gain on the sale of our Vyazma, Russia facility.

The 2007 fourth quarter includes a $0.6 million restructuring charge, primarily related to changes in estimates of the timing and amounts of severance and related costs to certain employees in Caserta, Italy, and a $4.7 million charge for the settlement of our South Africa pension obligations.

The results for the fourth quarter of 2007 include an adjustment to income tax expense related to an invalid “check the box” tax election that was made in 2004 for our Swiss entity. The invalid “check the box” tax election resulted in an understatement of 2005 income tax expense of $7.2 million and overstatement of fourth quarter 2006 income tax expense of $1.3 million. We corrected this error in the fourth quarter of 2007, which resulted in an overstatement of fourth quarter income tax expense of $1.5 million.

In the fourth quarter of 2006, the gain from the sale of our former cathodes business reported in discontinued operations should have been $2.3 million higher ($0.7 million net of tax) than the actual reported gain, as the amount was incorrectly recorded to the cumulative translation adjustment account in equity in 2006. This error was corrected in the fourth quarter of 2007. This resulted in an understatement of net income of $0.7 million in the fourth quarter of 2006 and a corresponding overstatement of net income in the fourth quarter of 2007.

We have determined that the impact of these items was not material to any of the quarterly or annual periods affected.

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